UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 1, 2012

EMC INSURANCE GROUP INC.
(Exact name of registrant as specified in its charter)

Iowa	0-10956	42-6234555
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

717 Mulberry Street, Des Moines, Iowa	50309
(Address of principal executive offices)	(Zip Code)

(515) 345-2902
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On November 2, 2012, the Registrant issued a press release announcing that a change in the terms of the excess of loss reinsurance agreement between the Registrant’s reinsurance subsidiary, EMC Reinsurance Company, and Employers Mutual Casualty Company (Employers Mutual), the Registrant’s parent organization, has been approved for calendar year 2013.  Effective January 1, 2013, pending regulatory approval, EMC Reinsurance Company will continue to retain the first $4.0 million of losses per event, but will also retain 20.0 percent of any losses between $4.0 million and $10.0 million and 10.0 percent of any losses between $10.0 million and $50.0 million associated with any event.  In connection with the change in the amount of losses retained per event, the cost of the excess of loss coverage will decrease from the current 10.0 percent of total assumed reinsurance premiums to 9.0 percent of total assumed reinsurance premiums.  These changes are a result of efforts to ensure that the terms of the agreement are fair and equitable to both parties.  This revision was approved at a joint meeting of the Inter-Company Committees of the boards of directors of the Registrant and Employers Mutual on November 1, 2012.

Item 7.01	Regulation FD Disclosure.

On November 2, 2012, the Registrant issued a press release announcing that its Board of Directors declared a quarterly dividend of $0.21 per share of common stock payable November 19, 2012 to shareholders of record as of November 12, 2012.  The $0.21 per share quarterly dividend represents a 5.0 percent increase over the previous quarterly dividend of $0.20 per share.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

99	Press release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized, on November 2, 2012.

EMC INSURANCE GROUP INC.
Registrant

/s/ Mark E. Reese
Mark E. Reese
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99	Press release